ADDENDUM DATED [DECEMBER 28, 2011]
TO THE MANAGEMENT AGREEMENT
DATED DECEMBER 29, 2010

This Addendum, dated as of [December 28, 2011], hereby supplements the attached Management Agreement (the “Management Agreement”), dated December 29, 2010, by and between Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”), and Neuberger Berman Management LLC, a Delaware limited liability company (“Manager”), solely with respect to the Neuberger Berman Risk Balanced Commodity Strategy Fund (the “Commodity Fund”), a series of the Trust, as follows:

The parties hereto acknowledge that, with respect to the Commodity Fund, and in accordance with its prospectus, a portion of its assets may be held in one or more of its wholly-owned subsidiaries (referred to herein collectively as the “Subsidiary”). The Manager is hereby authorized and agrees to manage the portion of Fund assets held through the Subsidiary pursuant to the same terms, conditions and obligations applicable to the Commodity Fund under the Management Agreement. The Manager is further authorized hereby to determine, in its discretion, the amount and type of assets of the Commodity Fund to be invested in and through the Subsidiary. For these purposes, all references in the Management Agreement to the “Fund,” with respect to the Commodity Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

For the avoidance of doubt, the Manager hereby agrees for purposes of Section 1.1 of the Management Agreement: “Investment Management Services” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Commodity Fund, and, in addition, if required (as determined by [         ]), to treat the Subsidiary as a separate investment by the Commodity Fund. Further, for purposes of Section 3: “Advisory Fee” of the Management Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Commodity Fund. The Manager acknowledges that, at the direction of the Trust’s Board of Trustees and the Board of Directors of the Subsidiary, the Trust has retained the Manager to serve as the adviser for the Subsidiary, and the Manager, as a party to this Management Agreement, has agreed to manage the assets of the Subsidiary in accordance with the terms of this Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of [___] of [____________ 2011].

NEUBERGER BERMAN ALTERNATIVE FUNDS

Name:
Title:

NEUBERGER BERMAN MANAGEMENT LLC

Name:
Title:

Date: [ ]

NEUBERGER BERMAN ALTERNATIVE FUNDS
MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: December 28, 2011

NEUBERGER BERMAN ALTERNATIVE FUNDS
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Fund	Rate of Compensation based on each Fund’s average daily net assets
Neuberger Berman Global Allocation Fund	0.900% of the first $1 billion 0.875% of the next $1 billion 0.850% in excess of $2 billion
Neuberger Berman Long Short Fund
1.200% of the first $250 million
1.175% of the next $250 million
1.150% of the next $250 million
1.125% of the next $250 million
1.100% of the next $500 million
1.075% of the next $2.5 billion
1.050% in excess of $4 billion

Neuberger Berman Risk Balanced Commodity Fund
0.700% of the first $250 million
0.675% of the next $250 million
0.650% of the next $250 million
0.625% of the next $250 million
0.600% of the next $500 million
0.575% of the next $2.5 billion
0.550% in excess of $4 billion

Date: December 28, 2011